For the semi-annual period ended November 30, 2005
File number 811-5206
Jennison Natural Resources Fund, Inc.



SUB-ITEM 77D
Policies With Respect to Security Investment

JENNISON NATURAL RESOURCES FUND, INC.


Supplement dated January 6, 2006 to the Statements of Additional Information
(SAI) of the Funds listed below.

The following language is hereby added to the SAIs of the Funds listed below as a new Subsection to the Section titled "Investment Advisory and Other Services". For Strategic Partners Mutual Funds, Inc., it will be added as a new Subsection to the Section titled "Distribution Arrangements".

Payments to Financial Services Firms

As described in the Prospectus, the Manager, Distributor or their affiliates have entered into revenue sharing or other similar arrangements with financial services firms, including affiliates of the Manager. These revenue sharing arrangements are intended to promote the sale of Fund shares or to compensate the financial services firms for marketing or marketing support activities in connection with the sale of Fund shares.

The list below includes the names of the firms (or their affiliated broker/ dealers) that the Distributor anticipates, as of September 30, 2005, will receive revenue sharing payments of more than $10,0000 in calendar year 2005 for marketing and product support of the Fund and other JennisonDryden and/or Strategic Partners funds as described above.

Linsco Private Ledger

Securities America

UBS Financial Services

Smith Barney

Morgan Stanley

Merrill Lynch

Wachovia

Bisys

MidAtlantic Capital Corp.

Nationwide Financial Services

Wilmington Trust Co

Mellon HR Solutions

Stanton Trust Company


Name of Fund SAI Date

Cash Accumulation Trust November 30, 2005

Dryden California Municipal Fund October 28, 2005

Dryden Global Total

Return Fund, Inc. April 7, 2005

Dryden Government

Income Fund, Inc. April 28, 2005

Dryden Government

Securities Trust March 7, 2005

Dryden High Yield Fund, Inc. March 25, 2005

Dryden Index Series Fund November 30, 2005

Dryden Municipal Bond Fund June 29, 2005

Dryden Municipal Series Fund October 28, 2005

Dryden National

Municipals Fund, Inc. April 8, 2005

Dryden Short-Term Bond Fund, Inc. April 12, 2005

Dryden Tax-Free Money Fund April 7, 2005

Dryden Total Return

Bond Fund, Inc. April 14, 2005

Jennison 20/20 Focus Fund March 29, 2005

Jennison Blend Fund, Inc. March 23, 2005

Jennison Natural Resources

Fund, Inc. July 29, 2005

Jennison Sector Funds, Inc. October 31, 2005

Jennison Small Company

Fund, Inc. November 30, 2005

Jennison U.S. Emerging

Growth Fund, Inc. February 24, 2005

MoneyMart Assets, Inc. February 25, 2005

Prudential Institutional

Liquidity Portfolio, Inc. May 27, 2005

Strategic Partners Asset

Allocation Funds September 30, 2005

Strategic Partners

Mutual Funds, Inc. August 5, 2005

Strategic Partners

Opportunity Funds June 28, 2005

Strategic Partners Real

Estate Fund May 27, 2005

Strategic Partners Style

Specific Funds September 29, 2005

The Prudential Investment

Portfolios, Inc. November 30, 2005

The Target Portfolio Trust February 25, 2005



LR002